Exhibit 99

Important Notice of Great Plains Energy Stock Trading Blackout Period

To:	Officers and Directors of Great Plains Energy Incorporated
From:	Jeanie Sell Latz, Corporate Secretary
Re:	Prohibition on Trading in Great Plains Energy Stock During a Blackout Period
Date:	December 5, 2003

  This notice is to advise you that there will be a blackout period under the Great Plains Energy Incorporated Employee Savings Plus (ESP) Plan and the Capital Accumulation Plan (CAP), during which there will be a trading blackout prohibiting you from effecting certain transactions in Great Plains Energy stock.

  The current trustee and recordkeeper of the ESP and CAP plans, UMB Bank, has sold this portion of its business to Marshall & Ilsley (M&I). To allow reconciliation of accounts in connection with the change in trustee and recordkeeper from UMB to M&I, there will be a blackout period during which trading in these plans will be suspended. As required by the U.S. Department of Labor, on December 5, 2003, we sent affected parties notice of the ESP and CAP blackout periods.

  The trading blackout period will begin on January 12, 2004 and is expected to end on February 2, 2004.

  Because you are a Section 16(b) Reporting Person, during the trading blackout period, you may not purchase, sell or otherwise acquire or transfer any stock of Great Plains Energy unless a specific exemption applies. This restriction also applies to Great Plains Energy stock owned by members of your immediate family, as well as those owned pursuant to other financial relationships you might have. For example, your proportionate interest in a portfolio containing Great Plains Energy stock, held by a partnership of which you are a partner, might be covered.

  By way of example, during the trading blackout period, you may not

1.	Engage in open market or private transactions in Great Plains Energy stock.
2.	Exercise Great Plains Energy stock options.
3.	Direct the transfer of funds in your ESP account into or out of the Great Plains Energy stock fund if you are an officer.

  The prohibition on dispositions of Great Plains Energy stock only applies to Great Plains Energy stock acquired in connection with your service as a director or employee of Great Plains Energy. However, there is a rebuttable presumption that any Great Plains Energy stock sold during the trading blackout period was acquired in connection with your service for Great Plains Energy. This presumption may only be rebutted if you can demonstrate that you acquired stock prior to your service with Great Plains Energy in a transaction unrelated to your service with Great Plains Energy.

  If you engage in a transaction in Great Plains Energy stock in violation of these restrictions, regardless of your intent, Great Plains Energy (or a Great Plains Energy shareholder acting on behalf of Great Plains Energy) may bring an action to recover any profits you realized as a result of the transaction. In addition, the Securities Exchange Commission may bring an action seeking to prevent a violation of the restrictions from taking place or to impose penalties or any other available remedies.

  You may contact Jeanie Sell Latz, Corporate Secretary, by telephone at 816.556.2936 with any questions that you may have concerning the trading blackout period or the trading restrictions. Any transaction by you or your family members involving Great Plains Energy stock (including charitable gifts) between the date of this notice and the end of the trading blackout period must be pre-approved by Ms. Latz.